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FOR IMMEDIATE RELEASE	Contact: (206) 622-4191 Steve Lowber—Vice President, CFO Lori Bauer—Investor Relations

CUTTER & BUCK PRESIDENT RESIGNS

SEATTLE, WA—April 29, 2002—Cutter & Buck Inc. (Nasdaq: CBUK) announced that Marty Marks has decided to resign as President and COO, and as a member of the Board of Directors.

"For over eleven years, I've worked closely with Harvey Jones, the CEO who resigned recently," said Marks. "It's time for me to explore new possibilities, and for the company to complete the transition of top management. We built a strong organization, and I'm confident that Cutter & Buck will prosper as it makes this transition."

"Marty has been a key executive for many years, having demonstrated a constant drive for performance and keen business insights," said CEO, Fran Conley, "and I'm glad he is going to be available to assist us in other ways."

Cutter & Buck previously announced that it plans to have a nationwide search for a permanent CEO. "The company is focusing on improving profitability by emphasizing its basic competencies. The leadership team is very strong," said Conley, who is serving as CEO during the interim. "I do not anticipate the need to fill a President—COO position."

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Those factors include, but are not limited to, the ability of the Company to control costs and expenses, the ability of the Company to carry out successful design and planned product and brand messaging/extension activities and to penetrate its chosen distribution channels, competition, access to capital, risks associated with opening and operating retail locations, risks associated with the Company's entry into new markets or distribution channels, technological change, the overall level of consumer spending on apparel and global economic conditions. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission filings. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information. You should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by Securities laws.

Cutter & Buck designs and markets upscale sportswear and outerwear, selling its products primarily through golf pro shops and resorts, corporate sales accounts and better specialty stores.

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CUTTER & BUCK PRESIDENT RESIGNS